Exhibit (q)(5)

POWER OF ATTORNEY

The undersigned, being a Director/Trustee of each of the registered investment companies listed in Appendix A hereto, hereby authorizes John M. Perlowski, Jennifer McGovern, Trent Walker, Janey Ahn and Jay M. Fife, or any of them, as attorney-in-fact, to sign on his behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) for or on behalf of each registered investment company listed in Appendix A or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 9th day of November, 2023.

Signature	Title

/s/ Arthur P. Steinmetz Arthur P. Steinmetz	Director/ Trustee

Appendix A

BlackRock Allocation Target Shares

BlackRock Bond Fund, Inc.

BlackRock California Municipal Series Trust

BlackRock ETF Trust II

BlackRock Funds IV

BlackRock Funds V

BlackRock Funds VI

BlackRock Multi-State Municipal Series Trust

BlackRock Municipal Bond Fund, Inc.

BlackRock Municipal Series Trust

BlackRock Series Fund II, Inc.

BlackRock Strategic Global Bond Fund, Inc.

BlackRock Variable Series Funds II, Inc.

Managed Account Series II

Master Bond LLC

Master Investment Portfolio II